HASBRO NAMES DAN AYOUB PRESIDENT OF WIZARDS OF THE COAST
& HASBRO DIGITAL GAMES
Lifelong fan and 25-year games industry veteran promoted to lead Magic: The Gathering, Dungeons & Dragons, Duel Masters and Hasbro Digital Games
RENTON, WA., October 27, 2026 – Hasbro, Inc. (NASDAQ: HAS) today announced that Dan Ayoub has been named President of Wizards of the Coast & Hasbro Digital Games, effective November 2nd.
Ayoub will lead Magic: The Gathering, Dungeons & Dragons, Duel Masters and Hasbro Digital Games including Exodus and Warlock. He was selected after a rigorous search that evaluated dozens of internal and external candidates. He is the first internal candidate promoted into the role.
“Dan has the passion and leadership caliber to take Wizards of the Coast and Hasbro Digital Games into its next chapter,” said Chris Cocks, Chief Executive Officer of Hasbro. “He understands what our games mean to the people who play them and what it takes to build great teams and experiences. His promotion reflects one of my top priorities: developing our people. I couldn't think of a better match to lead these businesses and I'm excited for the future with him at the helm.”
Ayoub most recently served as Senior Vice President of Dungeons & Dragons, where he led the franchise and helped revitalize the brand across tabletop and digital. He joined Wizards of the Coast in 2022 to lead its digital studios and later served as Senior Vice President of Digital Games, growing the company's studios and extending its partnerships around the world.
Ayoub has been making video games for 25 years. Before Wizards, he spent 11 years at Microsoft, including as an executive producer and studio head at Halo studio 343 Industries, and later served as Vice President and General Manager of Certain Affinity.
Ayoub is also a lifelong fan of the games he will now lead. He has played D&D with the same group of friends since he was 10, and he picked up Magic: The Gathering the year it launched.
“I'm honored to lead Wizards of the Coast and Hasbro Digital Games, and grateful to Chris and the leadership team for this opportunity,” said Ayoub. “Magic and D&D have been part of my life for as long as I can remember, and the teams behind them are among the best in the world. We'll put fans first, respect the artists and creators who make these worlds come alive, and set an ambitious course for growth across tabletop and digital. I can't wait to get started.”

About Hasbro
Hasbro is a leading games, IP and toy company whose mission is to create joy and community through the magic of play. With 165 years of expertise, Hasbro delivers groundbreaking play experiences and reaches more than 1 billion fans annually around the world, through physical and digital games, video games, toys, licensed consumer products, location-based entertainment, film, TV and more.
Through its franchise-first approach, Hasbro unlocks value from both new and legacy IP, including Magic: The Gathering, Dungeons & Dragons, Monopoly, Hasbro Games, Nerf, Transformers, Play-Doh and Peppa Pig, as well as premier partner brands. Powered by its portfolio of thousands of iconic marks and a diversified network of partners and subsidiary studios, Hasbro brings fans together wherever they are, from tabletop to screen.
For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, a 2026 JUST Capital Industry Leader, a Brand that Matters by Fast Company, and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50 for fourteen consecutive years. For more information, visit https://corporate.hasbro.com or follow Hasbro on LinkedIn.

Hasbro Media Contact:
Crystal Flynn crystal.flynn@hasbro.com